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                                                                  EXHIBIT 2.15


                                 AGREEMENT


     THIS AGREEMENT is executed this ____ day of December, 1999, NUNC PRO TUNC to August __, 1999, by and among:

     JAMBERRY LAKE, LLC
     443 Springfield Avenue
     Summit, New Jersey 07901
     (hereinafter "Jamberry" and/or "Shareholder");

     JAMBERRY LAKE DIGITAL MEDIA,INC.
     443 Springfield Avenue
     Summit, New Jersey 07901
     (hereinafter the "Corporation")

     and

     COLORSMART.COM, INC.
     537 Myatt Drive
     Madison, Tennessee 37115
     (hereinafter "ColorSmart" and/or "Purchaser")


                                    WITNESSETH:

     WHEREAS, Jamberry owns one hundred (100) shares of the common stock of the Corporation, which represent one hundred (100%) percent of the issued and outstanding shares of common stock (hereinafter the "Shares") of the Corporation; and

     WHEREAS, the Corporation is in the business of designing, distributing and implementing multi-media applications for electronic commerce; and

     WHEREAS, the Corporation is in need of additional working capital to fund its operations; and

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     WHEREAS, the Purchaser intends to engage in an Initial Public Offering
("IPO") of the Purchaser's stock; and

     WHEREAS, Jamberry desires to sell to the Purchaser, and the Purchaser desires to purchase from Jamberry the Shares, upon the terms and subject to the conditions contained herein;

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1
            PURCHASE AND SALE OF THE SHARES/ADDITIONAL CONSIDERATION.

     1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions contained herein, Jamberry shall sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from Jamberry the Shares, which Shares shall be free of any adverse claim or encumbrance.

     1.2 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Shares shall be ONE MILLION AND 00/100 DOLLARS ($1,000,000.00). The Purchase Price is subject to potential increase as set forth in Section 1.3.

     1.3 PAYMENT OF THE PURCHASE PRICE. In payment of the Purchase Price, Jamberry shall receive, at the time of the Purchaser's IPO, ONE HUNDRED TWENTY-FIVE THOUSAND SHARES (125,000) of common stock of the Purchaser (the "Minimum

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Stock Consideration"). The Minimum Stock Consideration is the minimum compensation which Jamberry shall receive for the sale and transfer of the Shares. On the thirtieth (30th) day after the IPO, Jamberry shall receive common stock of the Purchaser with a fair market value equal to ten percent (10%) of the amount by which the average equity market capitalization of the Purchaser during the thirty (30) day period following the IPO (the "Initial Period") exceeds SEVENTY-FIVE MILLION AND 00/100 DOLLARS ($75,000,000.00).
The average equity market capitalization during that Initial Period will be considered the "Threshold Level". Sixty (60) days after the IPO, Jamberry shall receive common stock of the Purchaser with a fair market value equal to ten percent (10%) of the amount by which the average equity market capitalization of the Purchaser, during the thirty (30) days that begin thirty-one (31) days after the Initial Period exceeds the Threshold Level. The average equity market capitalization during that thirty (30) day period will be considered the "Second Threshold Level". Ninety days after the IPO, Jamberry shall receive common stock of the Purchaser with a fair market value equal to ten (10%) of the amount by which the average equity market capitalization of the Purchaser, during the thirty (30) days that begin sixty-one (61) days after the Initial Period, exceeds the "Second Threshold Level".

     1.4 ADDITIONAL CONSIDERATION - PURCHASER'S OBLIGATION TO PROVIDE WORKING CAPITAL. In addition to the payment of the Purchase Price as set forth herein, and as further consideration for Jamberry's transfer of the Shares, Purchaser shall be required to pay to Jamberry ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) per month until the completion of the Purchaser's IPO (collectively the "Capital

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Contribution Payments", individually a "Capital Contribution Payment"). Each
Capital Contribution Payment is non-refundable and shall be due and payable on the fifteenth (15th) day of each month beginning on August 15, 1999. Jamberry hereby acknowledges receipt of TWO HUNDRED FORTY-FIVE THOUSAND AND 00/100 DOLLARS ($245,000.00) representing two (2) whole and one (1) partial Capital Contribution Payment from the Purchaser. Notwithstanding any provision contained herein to the contrary, in the event the Purchaser completes its IPO prior to Jamberry's receipt of Capital Contribution Payment totaling at least ONE MILLION AND 00/100 DOLLARS ($1,000,000.00), Purchaser shall be required to pay to Jamberry, at the closing of the IPO, an amount equal to the difference between ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) and the total amount of the Capital Contribution Payments received by Jamberry.

                                  ARTICLE 2
                              TRANSFER OF SHARES

     1.1 SHARE TRANSFER. Within five (5) business days of receipt of each Capital Contribution Payment Jamberry shall deliver to Durkin & Durkin, Esqs. (the "Escrow Agent") ten percent (10%) of the issued and outstanding shares of common stock of the Corporation duly endorsed (or accompanied by appropriate stock powers duly endorsed) in blank for transfer (individually a "Share Installment", collectively the "Share Installments"). All of the Share Installments delivered to the Escrow Agent pursuant to this Section 2.1 shall be held under the terms of the Escrow Agreement attached hereto as Exhibit
A. In the event that all of the issued and outstanding Shares of common stock have not been delivered to the Escrow Agent at the time of the Purchaser's IPO, Jamberry shall, provided it has received the required number of

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shares of the common stock of the Purchaser due Jamberry pursuant to Section
1.3 herein, deliver the remaining shares directly to the Purchaser at the Closing as set forth in Section 5.1.

     2.2 NON-OCCURANCE OF IPO. Notwithstanding anything to the contrary contained herein, in the event the Purchaser's IPO has not occurred by March 31, 1999, either party may cancel this Agreement upon ten (10) days advance written notice to the other party, and the parties shall thereafter have no further rights or obligations to each other, except as set forth in this
Section 2.2. Upon cancellation of this Agreement pursuant to this Section 2.2, Purchaser shall be entitled to receive from the Escrow Agent one percent (1%) of the issued and outstanding common stock of the Corporation for each TWENTY THOUSAND AND 00/100 DOLLARS ($20,000.00) in Capital Contribution Payments which have been made by the Purchaser at the time of cancellation up to a maximum of fifty percent (50%) of the issued and outstanding shares of common stock of the Corporation.

     2.3 TAXES ON TRANSFER; EXPENSES OF SHAREHOLDERS.

     Jamberry shall pay all state and/or federal taxes and governmental charges assessable against Jamberry regarding the transfer of the Shares to the Purchaser. Each party shall be required to pay its respective fees and expenses of counsel, and any accounting and other costs and expenses incurred, by them in connection with the Agreement and the transactions provided for herein.

     2.4 ASSUMPTION OF JAMBERRY'S LEASE OBLIGATIONS. The parties hereto acknowledge that Jamberry is the Guarantor on the Lease for the premises located at 443 Springfield Avenue, Summit, New Jersey, (the "Leased Premises"), a copy of which is hereto attached as Exhibit "B". Purchaser hereby agrees to replace Jamberry as the Guarantor on the Lease within fifteen (15) business days of the day on which Purchaser receives a Share Installment or Share Installments such that Purchaser at the time of receipt of said Share Installment or Share Installments owns a minimum of fifty percent (50%) of the issued and outstanding shares of commons stock of the Corporation. In the event the Landlord of the Leased Premises refuses to consent to the substitution of the Purchaser as the Guarantor, Purchaser agrees to indemnify and hold Jamberry harmless from any damage, loss, claim, liability, deficiency or expense inclusive of reasonable attorneys' and accountants' fees arising out of or relating to Jamberry's obligations as Guarantor under the Lease.


                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.

     Jamberry represents and warrants to Purchaser that:

     3.1 ORGANIZATION, STANDING, POWER AND AUTHORITY OF THE CORPORATION. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to conduct its business as it has been and is now conducted. The Corporation has no subsidiary corporation and owns no interest, directly or indirectly in any other business, enterprise, firm or corporation.

     3.2 SHAREHOLDERS OF THE CORPORATION. Jamberry is the sole holder of record and the sole beneficial owner of the Shares. The Shares are held by Jamberry free and clear of any

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adverse claim or encumbrance.

     3.3 CAPACITY OF SHAREHOLDER; CONSENT; EXECUTION OF AGREEMENT; GOOD TITLE. Jamberry has all requisite power, authority and capacity to enter into this Agreement and to perform the obligations to be performed hereunder. Jamberry represents that it is not required to obtain any consents and approvals from any persons, other than Greg E. Dukoff, Todd Dukoff, and Phyllis Dukoff, so as to sell the Shares to Purchaser pursuant to the terms and conditions of this Agreement. This Agreement has been duly executed and delivered by and constitutes the valid and legally binding obligation of Jamberry. Upon delivery of the Shares to Purchaser as herein contemplated, Purchaser shall acquire legal and beneficial ownership of, and shall have good and marketable title to, all of the issued and outstanding Shares, which constitute all of the issued and outstanding shares of capital stock of the Corporation, free of any adverse claim or encumbrance.

     3.4 NONVIOLATION OF LAWS, ORDERS AND AGREEMENTS. The execution and delivery of this Agreement by Jamberry and the performance of its obligations hereunder are not prohibited by, are not in violation of breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms or provisions of the Articles of Incorporation or By-Laws of the Corporation or any note, debt instrument, security agreement, deed, lease or mortgage, or any other material commitment, license, purchase order, contract, agreement or other instrument, written or oral, to which the Corporation or Jamberry or any of their respective assets or properties are bound, and will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default or acceleration. The execution and delivery of this Agreement by Jamberry and the performance of its obligations hereunder will not violate any law, judgment, decree, order, rule or regulation of any governmental authority or court, whether federal, state or local, at law or in equity, applicable to the Corporation or Jamberry and will not result in the creation or imposition of any lien, encumbrance, equity, mortgage, restriction or claim in favor of any third person upon any of the properties, assets or common or preferred stock of the Corporation.

     3.5 ABSENCE OF DEFAULT. The Corporation is not in default (i) under any of the terms or provisions of any note, debt instrument, security agreement, deed, lease, or mortgage or under any other commitment, contract, agreement, license, purchase order, lease or other instrument, whether written or oral, to which the Corporation is a party or by which it or any of its properties or assets is bound; (ii) under any law, judgment, decree, order, notice, rule or regulation of any governmental authority or court, whether federal, state or local, at law or in equity, and applicable to the Corporation or to any of its respective operations, properties or assets; or (iii) in the payment of any of its respective monetary obligations or debts; and to the best of Jamberry's knowledge and belief, there exists no condition or event which, after notice or lapse of time or both, would constitute a default in connection with any of the foregoing, which default (or the curing of which default) could have a material, adverse effect on the business, assets, properties or operations of the Corporation.

     3.6 FINANCIAL STATEMENTS. Exhibit "C" to this Agreement sets forth the balance sheet for the Corporation as of September 30, 1999, and the statement of income and retained earnings of the Corporation for the most recent year, which has been prepared by the Corporation and which accurately reflect the financial condition of the Corporation as noted therein and thereon by management.

     3.7 ACTIONS BY THE CORPORATION. The Corporation has not, since the date of the balance sheet as of September 30, 1999, referenced in Section 3.6 above, acquired or disposed of any real property or material interests therein or material fixtures attached thereto, paid any dividend or made any distribution on its shares, incurred any indebtedness, or (except for this Agreement) entered into any transaction not in the ordinary course of business.

     3.8 TAXES OF THE CORPORATION AND THE SHAREHOLDERS. The Corporation and Jamberry are not delinquent in the payment of any taxes to the United States Government, the States of New Jersey or Delaware, or to any other taxing authority.

     3.9 ASSETS OF THE CORPORATION; GOOD TITLE. The assets shown in the most current balance sheet of the Corporation constitute all the property, real and personal, tangible and intangible, used by the Corporation in the conduct of its business. To the best of the knowledge of the Shareholders, all of the personal properties and assets of the Corporation used in the conduct of its business are in operating condition (subject to normal wear and tear, consistent with the age of the properties or assets). Except as set forth in Exhibit D to this Agreement, the Corporation has good and marketable title to all of its personal and real properties and assets (tangible and intangible), free and clear of any and all liens, charges, encumbrances, claims, restrictions, or equities. No such asset is subject to or held under any lease, mortgage, security agreement, conditional sales contract or other title retention agreement, or is other than in the sole possession and under the sole control of the Corporation.

     3.10 CONTRACTS OF THE CORPORATION. Exhibit "E" to this Agreement constitutes a full and complete list of each contract or agreement to which the Corporation is a party or bound thereby in any respect.

     3.11 ARTICLES OF INCORPORATION AND BY-LAWS OF THE CORPORATION. The copies of the Articles of Incorporation of the Corporation, certified by the Secretary of State of the State of Delaware, and the By-Laws of the Corporation, certified by the Secretary, heretofore delivered by the Corporation, are true, complete and correct. The corporate records and stock books of the Corporation heretofore provided to Purchaser or its authorized representatives for inspection and review are current and up-to-date, true, complete and correct. All such information which Jamberry and the Corporation have made available or provided to, or have caused to be made available or to be provided to, Purchaser or any of its authorized representatives is true, correct and complete as to the subject matter thereof.

     3.12 LITIGATION OF THE CORPORATION. There are no outstanding suits, proceedings, actions, claims and investigations, at law or in equity, pending against or affecting the Corporation or involving any of its respective properties, assets or capital stock, before any court, agency or authority. The Corporation is not subject to nor in default with respect to any notice, order, writ, injunction or decree of any court, agency or authority.

     3.13 LICENSES OF THE CORPORATION. Exhibit "F" to this Agreement constitutes a full and complete list of all registrations, licenses, permits, approvals, qualifications, or the like, issued or to be issued to the Corporation by any government or any governmental unit, agency, body or instrumentality, whether federal, state, local or other. No other registrations, licenses, permits, approvals, qualifications or the like are necessary to conduct the respective business of the Corporation as it is now being conducted. No registration with, approval by, clearance from or prenotification to any governmental agency is required in connection with the execution and performance of this Agreement by the Shareholders.

     3.14 BANK ACCOUNT OF THE CORPORATION. Exhibit "G" to this Agreement constitutes a full and complete list of (i) all the bank and Security Brokerage accounts of the Corporation, together with the names of the persons authorized to draw thereon and (ii) the names of all persons holding powers of attorney from the Corporation and a summary statement of the terms thereof.

     3.15 ACCURACY OF INFORMATION FURNISHED BY OR ON BEHALF OF THE CORPORATION AND THE SHAREHOLDER. This Agreement, including the Exhibits hereto, to the best of Jamberry's knowledge and belief, does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make any such statement, in light of the circumstances under which such statement is made, not misleading.

     3.16 COMPLIANCE BY THE CORPORATION WITH LAWS, REGULATIONS, AND ORDERS. Except where limited or qualified by the terms of this Agreement or any exhibits attached hereto, and to the best knowledge and belief of Jamberry, the Corporation has complied with all laws, regulations, and orders applicable to the operation of its business.

                                      ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Jamberry that:

     4.1 ORGANIZATION, STANDING, POWER AND AUTHORITY OF PURCHASER; EXECUTION OF AGREEMENT. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own, lease and operate its properties and to conduct its business as it has been and is know conducted. Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by and constitutes the valid and legally bind obligation of, Purchaser.

     4.2 BROKER, FINDER, OR AGENT. Purchaser has not expressly or impliedly engaged any broker, finder or agent with respect to any transaction contemplated by this Agreement.

     4.3 NONVIOLATION OF LAWS, ORDER AND AGREEMENT. The execution and delivery of this Agreement by Purchaser and the performance of its obligation hereunder are not prohibited by, are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms or provisions of the Articles of Incorporation or By-Laws of Purchaser or any material note, debt instrument, security agreement or mortgage, or any other contract, agreement or instrument, written or oral, to which Purchaser is a party or by which Purchaser is bound, and will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default or acceleration. The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder will not violate any law, judgment, decree, order, rule or regulation of any governmental authority or court, whether federal, state or local, at law or in equity, applicable to Purchaser, and will not result in the creation or imposition of any material lien, possibility of lien, encumbrance, equity, restriction or claim in favor of any third person upon any of the properties, assets or common stock of Purchaser.

     1.4 CONSENT AND APPROVALS. There is no requirement for any consent, approval or authorization of, or filing with any court, governmental authority or regulatory agency of validity of the execution and delivery of this Agreement and the performance by Purchaser hereof which has not been fulfilled.

                                ARTICLE 5
                            BOARD OF DIRECTORS

     5.1 COMPOSITION OF THE BOARD OF DIRECTORS. Jamberry and the Purchaser acknowledge that the current Board of Directors (the "Board") of the Corporation consists of the following three (3) members: Greg E. Dukoff, Todd Dukoff and Phyllis Dukoff, (collectively the "Dukoffs"). Jamberry shall, upon , execution of this Agreement, take such actions as shall be necessary to elect Roger Finchum, Sr., or his designee, to the Board of Directors of the Corporation. Purchaser agrees that from and after the Closing the Board shall consist of no more than seven (7) members. Purchaser further agrees that for a period of three (3) years, and for so long thereafter as Greg E. Dukoff and/or Todd Dukoff are employed by the Purchaser, Purchaser shall use all reasonable efforts to cause the Dukoffs, to be elected to the Board at every annual meeting or special meeting of the Corporations shareholders held for the election of directors. During the three (3) year period referenced above and any subsequent period during which Greg Dukoff or Todd Dukoff are employed by the Purchaser, neither the Corporation nor the Purchaser shall take any action to remove the Dukoffs, or any one of them, from the Board.

                                 ARTICLE 6
                                  CLOSING

     6.1 CLOSING DEFINED. The "Closing" means the time at which the sale of the Shares to Purchaser is consummated by the delivery to the Purchaser of certificates representing all of the issued and outstanding shares of the Corporation. Provide all of the conditions set forth in this Agreement have been satisfied (or waived by the appropriate party), the closing shall take place at the law offices of Durkin & Durkin, 1120 Bloomfield Avenue, West Caldwell, New Jersey 07006, or at any other place or on any other date mutually agreed upon in writing by the parties hereto, within three (3) business days from the date of the IPO.

     6.2 ACTIONS BY SHAREHOLDERS AT CLOSING. At the Closing, in addition to any other document specifically required to be delivered pursuant to this Agreement, Jamberry shall deliver or cause to be delivered to Purchaser, in form and substance satisfactory to Purchaser and its counsel:

     (a) Certificates representing all of the Shares, duly endorsed (or accompanied by appropriate stock powers duly endorsed) in blank for transfer with the signatures duly guaranteed, together with such supporting documents as may in the opinion of Purchaser's counsel be necessary to permit Purchaser to acquire the Shares free of any adverse claim or encumbrance;

     (b) The stock books, stock ledgers, minute books and corporate seal of the Corporation;

     (c) A certificate executed by Jamberry, dated the date of the Closing, to the effect that, as of such date (i) each of the representations and warranties of Jamberry set forth in Article 3 is true and correct, (ii) Jamberry has performed and complied with all agreements, undertakings and obligations which are required to be performed or complied with by it at or prior to the Closing, and (iii) there has been no material adverse change, or discovery of a condition or the occurrence of any event which might reasonably be expected to result in a change in the financial condition, assets, liabilities or business of the Corporation;

     6.3 ACTIONS BY PURCHASER AT CLOSING. Purchaser shall deliver to Jamberry and their counsel, a certificate, signed by an officer of Purchaser and dated the date of the Closing, to the effect that (i) each of the representations and warranties of Purchaser set forth in Article 4 hereof is true and correct and (ii) Purchaser has performed and complied with all agreements, undertakings and obligations which are required to be performed or complied with by it at prior to the Closing.

                                    ARTICLE 7
                CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

     The obligation upon Purchaser to effect the purchase of the Shares shall be subject to the fulfillment of each of the following conditions:

     7.1 ACCURACY OF JAMBERRY'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Jamberry set forth in Article 3 shall be true and correct both on the date hereof and on the date of the Closing as if made at that time, except insofar as changes shall have occurred after the date hereof which are permitted by this Agreement.

     7.2 PERFORMANCE OF JAMBERRY' OBLIGATIONS. Jamberry shall have performed and complied with all agreements, undertakings and obligations which are required to be performed or complied with by it at or prior to the Closing.

     7.3 NO ADVERSE CHANGE IN THE CORPORATION. Since the date hereof, there shall have been no material adverse change, or discovery of a condition or the occurrence of any event which might reasonably be expected to result in such material adverse change, in the financial condition, assets, liabilities or business of the Corporation, other than as permitted by this Agreement.

     7.4 DELIVERY OF SHAREHOLDER'S CERTIFICATE. At the Closing, Jamberry shall have delivered to Purchaser a certificate, dated the date of the Closing, to the effect that to the best of its knowledge and belief, after due inquiry, the conditions specified in Sections 7.1, 7.2 and 7.3 hereof have been fulfilled.

     1.5 SATISFACTION WITH LEGAL MATTERS. All legal matters in connection with this Agreement and the transactions contemplated hereby, and the form and substance of all legal proceedings and of all papers, instruments and documents used or delivered hereunder or incidental hereto shall be reasonably satisfactory to Purchaser, and at its request, to Lynch, Rowin, Novack, Burnbaum & Crystal, counsel to Purchaser.

     1.5 ABSENCE OF LITIGATION. No litigation shall have been commenced or threatened with regard to the transactions provided for in this Agreement.

     1.6 ABSENCE OF IMPAIRMENT OF CONTRACTS OR LICENSES OF ANY OF THE CORPORATION. There shall be no agreement, contract, license, lease, franchise, permit or other instrument of the Corporation as to which the interest of the Corporation will be impaired by the purchase of the Shares of the Corporation which will materially and adversely affect the value of the Shares.

     1.5 RECEIPT OF CONSENTS. There shall have been received by Shareholder all consents and/or amendments or modifications referred to in Section 9.3 hereof, and any approvals of, or any indication of no action by, any United States, state or local government authority reasonably deemed necessary by Purchaser to the consummation of the transactions provided for in this Agreement.

                                     ARTICLE 8
                  CONDITIONS PRECEDENT TO JAMBERRY'S OBLIGATIONS

     The obligation upon Jamberry to effect the sale of the Shares shall be subject to the fulfillment of each of the following conditions:

     8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES OF PURCHASER. Each of the representations and warranties of Purchaser set forth in Article 4 hereof shall be true and correct both on the date hereof and on the date of Closing as if made at that time, except insofar as changes shall have occurred after the date hereof which are permitted by this Agreement.

     8.2 PERFORMANCE OF OBLIGATIONS OF PURCHASER. Purchaser shall have performed and complied with all agreements, undertakings and obligations which are required to be performed or complied with by it at or prior to the Closing.

     8.3 DELIVERY OF CERTIFICATE OF PURCHASER. At the Closing, Purchaser shall have delivered to Jamberry a certificate, signed by an officer of Purchaser and dated the date of the Closing, to the effect that to the best of the knowledge and belief of such officer, after due inquiry, the conditions specified in Sections 8.1 and 8.2 hereof have been fulfilled.

     8.4 SATISFACTION WITH LEGAL MATTERS. All legal matters in connection with this Agreement and the transactions contemplated hereby, and the form and substance of all legal proceedings and of all papers, instruments and documents used or delivered hereunder or incidental hereto, shall be reasonably satisfactory to Jamberry, and at its request, to Durkin & Durkin, counsel for the Shareholders.

     8.5 PAYMENT OF PURCHASE PRICE. Purchaser shall have delivered to Shareholder the Purchase Price, as provided in Sections 1.2 and 1.3 hereof, and all of the Capital Contribution Payments required herein.

                                   ARTICLE 9
             CERTAIN AGREEMENTS AND ASSURANCES OF JAMBERRY PRIOR TO CLOSING

     9.1 ACCESS TO PROPERTIES AND RECORDS OF THE CORPORATION. Jamberry shall afford, or shall cause the Corporation to afford, to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonably free and full access during normal business hours to all of the assets, properties, books and records of the Corporation in order to afford Purchaser full opportunity of such review,examination and investigation as Purchaser shall desire to make of the affairs of the Corporation, and Purchaser shall be permitted to make extracts from such books, records (including the stock record and minute books) or other documentation; and Jamberry and the Corporation shall furnish or cause to be furnished to Purchaser such reasonable financial and operating data and other information as to the business, properties and assets of the Corporation as Purchaser or any of its directors, officers, attorneys, accountants or other authorized representatives may reasonably request. In the event the transactions contemplated herein are not consummated for whatever reason, then in that event, Purchaser agrees to promptly return all information and documents.

     9.2 ACTION CONSISTENT WITH AGREEMENT. Jamberry shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements of the conditions applicable to it set forth in this Agreement, and Jamberry shall promptly do all such acts and take all such measures as may be appropriate to enable it to perform as early as possible the obligations herein provided to be performed by it.

     9.3 CONSENTS. Jamberry shall use its best efforts to obtain, to the extent necessary, from any other party or parties to all agreements to which the Corporation is a party, appropriate consents in writing to the transactions contemplated by this Agreement and/or such amendments, assignments or modifications of such documents as may be required in order that the transactions contemplated hereby shall not result in any default thereunder.

     9.4 ACTIONS INCONSISTENT WITH REPRESENTATIONS AND WARRANTIES. From the date of this Agreement to the Closing, except as otherwise expressly permitted by this Agreement or as Purchaser may otherwise consent to in writing from time to time, Jamberry shall not, and Jamberry shall cause the Corporation not to, engage in any activity or enter into any transactions or permit to occur any event which would be in violation of any of the representations and warranties set forth in Article 3 of this Agreement as if such representations and warranties were made at a time subsequent to such activity, transaction or event and all references to the date of this Agreement were deemed to be to such later time.

                                   ARTICLE 10
                    SURVIVAL OF REPRESENTATIONS AND WARRANTIES,
                            INDEMNIFICATION AND SET-OFF.

     1.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall terminate on the first (1st) anniversary of the Closing.

     10.2 INDEMNIFICATION.

     (a) Jamberry shall indemnify and hold Purchaser harmless from any damage, loss, claim, liability, deficiency or expense, inclusive of reasonable attorneys' and accountants' fees.

arising out of or relating to the breach of any representation or warranty of Jamberry or the nonfulfillment of any agreement of Jamberry contained herein or in the certificate to be delivered at Closing (all of the foregoing called "Purchaser's Indemnification Damages") of which Purchaser has notified Jamberry within one (1) year following the Closing. Jamberry shall not have any liability under this Section, unless the aggregate of all of Purchaser's Indemnification Damages exceeds on a cumulative basis $50,000.00 and then only to the extent of any such excess. It is further agreed that Jamberry's indemnification obligations pursuant to this Section shall be limited to the amount of the Purchase Price as determined pursuant to Section 1.3.

     (a) Purchaser shall indemnify and hold Jamberry harmless from any damage, loss, claim, liability, deficiency or expense, inclusive of reasonable attorneys' and accountants' fees, arising out of or relating to the breach of any representation or warranty of Purchaser or the nonfulfillment of any agreement of Purchaser contained herein or in the certificate to be delivered at Closing of which Jamberry has notified Purchaser within one (1) year following the Closing.

     10.3 COOPERATION IN THE DEFENSE OF CLAIMS. In the event that a claim is asserted against Purchaser, any of its direct or indirect subsidiaries or the Corporation with respect to transactions, matters, events, or conditions occurring or existing prior to the Date of the Closing, Jamberry agrees to fully cooperate with Purchaser in the defense of any such claim.

                                  ARTICLE 11
                                MISCELLANEOUS

     11.1 ASSIGNMENT OF AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, legatees, successors and assigns. No party hereto may make any assignment of this Agreement or of any of his rights or interest herein without the prior written consent of the other.

     11.2 ENTIRE AGREEMENT. Except as herein expressly set forth or in an instrument in writing signed by the party to be bound thereby which makes reference to this Agreement, this Agreement embodies the entire agreement in relation to the subject matter hereof, and no representations, warranties, covenants, understandings or agreements, whether written, oral or otherwise, in relation thereto exist between the parties hereto.

     11.3 SEVERABILITY OF AGREEMENT. Each Section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

     11.4 NOTICE. Any notice or other communication required or permitted to be given hereunder shall be deemed to have been given when received, and shall be addressed as follows:

     (a) If to Purchaser;

     Colorsmart.com, Inc.
     537 Myatt Drive
     Madison, Tennessee 37115
     Attention: Roger Finchum, Sr., Chairman

with a copy to:

     Lynch, Rowin, Novack, Burnbaum & Crystal

     300 East 42nd Street, 10th Floor
     New York, New York 10017
     Attention: Edward Burnbaum


     (b) If to Jamberry:

     Jamberry Lake, L.L.C.
     443 Springfield Avenue
     Summit, New Jersey 07901

with a copy to:

     Durkin & Durkin
     1120 Bloomfield Avenue
     P.O. Box 1289
     West Caldwell, New Jersey 07007
     Attention: David D.F. Lawrence, Esq.

or at such other address or addresses as the party addressed may from time to time designate in writing.

     11.5 LIMITATION OF RIGHTS AND REMEDIES UNDER THE AGREEMENT. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than Purchaser and the Shareholder, any rights or remedies under or by reason of this Agreement.

     11.6 HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     11.7 DUPLICATE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute the same agreement.

     11.8 GOVERNING LAW. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, and governed by the laws of the State of Tennessee.

     11.9 GENDER AND PLURAL. If required by the context of this Agreement, singular language shall be construed as plural, plural language shall be construed as singular, and the gender of personal pronouns shall be construed as either masculine, feminine, or neuter.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



ATTEST                                  Colorsmart.Com, Inc.


                                    By:
-------------------------------         -------------------------------
                                        Roger Finchum, Sr.,
                                        Chairman



WITNESS                                 Jamberry Lake, LLC


                                    By:
-------------------------------         -------------------------------
                                        Greg E. Dukoff,
                                        Managing Member



ATTEST                                  Jamberry Lake Digital Media, Inc.


                                    By:
-------------------------------         -------------------------------
                                        Greg E. Dukoff,
                                        President